CERTIFICATE OF INCORPORATION
OF DYNASTY ENERGY RESOURCES, INC.

ARTICLE 1

The name of this Corporation is Dynasty Energy Resources, Inc.

ARTICLE 2

A.  The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Dr., Suite 101 in the City of Dover, County of Kent. The name of the corporation’s registered agent at such address is National Registered Agents, Inc.

B.  The name and mailing address of the incorporator of the Corporation is:

James Ditanna

414 SE Washington Blvd, PMB 366

Bartlesville, OK 74006

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The aggregate number of shares of stock that the corporation is authorized to issue is five hundred million  (500,000,000) shares, four hundred eighty million (480,000,000) shares of common stock, par value $0.00001, and twenty million (20,000,000) shares of preferred stock, par value $0.00001, which shares may be issued from time to time without action by the shareholders, for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock, and the holders of such shares shall not be liable for any further payments thereon.

The preferred stock may be issued in series from time to time with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in a resolution providing for the issuance of such class, classes, or series adopted by the Board of Directors, pursuant to the authority hereby given as provided by statute.

The holders of the Class A Preferred Stock previously issued and outstanding, have the right to convert the Class A Preferred Stock into shares of Common Stock at the rate of five (5) shares of Common Stock for each share of Class A Preferred Stock.

ARTICLE 5

Except as otherwise provided in this certificate of incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 9

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 1st day of October,  2007.

IN WITNESS WHEREOF, the undersigned has executed this certificate of incorporation on this 1st day of October, 2007.

/s/   James Ditanna

Incorporator